State of Delaware
Secretary of State
Division of Corporations
Delivered 05:12 PM 06/18/2014
FILED 04:59 PM 06/18/2014
SRV 140855237 - 5554099 FILE

CERTIFICATE OF FORMATION

OF

ALTRA GUARDIAN LLC

The undersigned authorized person hereby forms a Limited Liability Company under the laws of the State of Delaware.

FIRST: The name of the Limited Liability Company is ALTRA GUARDIAN LLC.

SECOND: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its Registered Agent at such address is Corporation Service Company.

THIRD: To the fullest extent permitted by law, all members, managers and attorneys-in-fact of the Limited Liability Company shall be indemnified and held harmless from and against any and all claims and demands whatsoever, pursuant to Delaware law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 18th day of June, 2014.

Sara E. Graditor,
Authorized Person

#30545194_v1

CERTIFICATE OF MERGER
OF
GUARDIAN IND., INC.,
a foreign corporation

INTO

ALTRA GUARDIAN LLC,
a domestic limited liability company

Pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Company Act:

FIRST: The name of the surviving Limited Liability Company is ALTRA GUARDIAN LLC, a Delaware limited liability company (the "Company").

SECOND: The name of the Corporation being merged into the Company is GUARDIAN IND., INC. The jurisdiction in which this Corporation was formed is Indiana.

THIRD: The Plan and Agreement of Merger has been approved and executed by both entities.

FOURTH: The Company shall be the surviving Limited Liability Company in the Merger and, from and after the Effective Time (defined below), the name of the surviving Limited Liability Company shall be "Guardian Couplings LLC".

FIFTH: The Certificate of Formation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Formation of the surviving Limited Liability Company, except that Article FIRST of the Certificate of Formation shall be amended at the Effective Time to read in its entirety as follows:

"FIRST: The name of the Limited Liability Company is GUARDIAN COUPLINGS LLC."

SIXTH: The executed Plan and Agreement of Merger is on file at 300 Granite Street, Suite 201, Braintree, MA 02184, the principal place of business of the surviving Limited Liability Company.

SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving Limited Liability Company on request, without cost, to any member of the Limited Liability Company or any person holding an interest in any other business entity which is to merge or consolidate.

EIGHTH: For accounting purposes only, this Certificate of Merger shall be effective as of 11:59 p.m. Eastern Standard Time on December 31, 2015 (the "Effective Time").

[Signatures on following page]

IN WITNESS WHEREOF, said Limited Liability Company has caused this certificate to be signed by an authorized person, on this 18th day of December, 2015.

Glenn E. Deegan, Authorized Person